Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 11, 2022 relating to the consolidated financial statements, and the related financial statement schedule, of American Axle & Manufacturing Holdings, Inc. and the effectiveness of American Axle & Manufacturing Holdings, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of American Axle & Manufacturing Holdings, Inc. for the year ended December 31, 2021. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP
Detroit, MI

November 10, 2022